                                                                    EXHIBIT 99.1


Friedman's Inc. Announces Results for the Quarter And Year Ended September 30, 1999

     SAVANNAH, Ga., Nov. 18 /PRNewswire/ -- Friedman's Inc. (Nasdaq: FRDM - news), a leading specialty retailer of fine jewelry, today announced financial results for the quarter and fiscal year ended September 30, 1999.

     The Company also announced that it is changing an accounting policy relating to revenue recognition for diamond and gold bond products. The decision to change the Company's policy is based on its observations of accounting practices in the retail industry and concerns raised by the accounting staff of the Securities and Exchange Commission in its public announcements. While the Company has not received any comments on its revenue recognition policies from the SEC, management nevertheless believes that it is appropriate to adjust its policy based upon the above factors. In consultation with its independent public accountants, Ernst & Young, LLP, it has concluded that the revenue for the sale of its diamond and gold bond products should be deferred and recognized ratably over the estimated life of the contract. The Company's previous policy was to recognize these revenues at the time of the sale.

     The Company will give retroactive effect to this new accounting policy in its financial statements beginning with the fiscal year ended September 30, 1995. This change in accounting policy impacts the timing of recognizing revenues, but has no impact on the Company's cash flows. As a result of the change in policy, diluted earnings per share is reduced by $0.04 in both fiscal 1999 and 1998, respectively.

     For the fourth fiscal quarter ended September 30, 1999, net merchandise sales increased 15.0%, to $51.6 million from $44.9 million in the comparable period last year. Comparable store sales increased 3.5% during the fourth fiscal quarter. Total revenues increased 15.6%, to a record $62.5 million in the fourth quarter versus a restated $54.1 million during the same period in 1998. The Company opened 27 net new stores during the fourth fiscal quarter and at September 30, 1999, had 531 stores in operation.

     The Company incurred a net loss for the fourth fiscal quarter of $1.0 million, a decrease from a restated net loss of $6.8 million during the same period in 1998. Diluted earnings per share improved to a loss of $0.07 per share from a prior year restated loss of $0.46 per share in the fourth quarter of fiscal 1998.

     For the fiscal year ended September 30, 1999, net merchandise sales increased 18.2%, to $296.1 million from $250.5 million during the comparable period last year. Comparable store sales increased 8.7% for the fiscal year ended September 30, 1999. Total revenues increased 18.5%, to a record $339.2 million from a restated $286.2 million during the same period in 1998.

     Net income for the fiscal year ended September 30, 1999 increased 55.6%, to $16.5 million from a restated $10.6 million during the same period in 1998.

     Diluted earnings per share for the fiscal year ended September 30, 1999 increased 56.9%, to $1.13 per share, compared to a restated $0.72 per share, for the comparable period last year.

     The table below summarizes the operating results for the fiscal years ended September 30, 1999 and 1998.

    (amounts in millions, except per share amounts)


                                                  Fiscal Years Ended
                                                     September 30,
                                              1999     1998*   % Increase
(Decrease)

    Net Merchandise Sales                   $296.1   $250.5       18.2%
    Total Revenue                            339.2    286.2       18.5%
    Income from Operations                    27.4     18.0       52.3%
    Net Income                                16.5     10.6       55.6%
    Diluted Earnings Per Share              $ 1.13   $ 0.72       56.9%
    Weighted Average Shares
     Outstanding                              14.6     14.8       (1.2%)
    Number of Stores                           531      471       12.7%

    Credit Data**
    Allowance as a Percent of
     Receivables                              10.0%    10.5%      (0.5%)
    Currency***                               84.0%    80.5%       3.5%
    Delinquency 90+ Days Past Due              4.7%     7.1%      (2.4%)

 (*)   Restated.
 (**)  As of September 30, 1999 and 1998, respectively.
 (***) Percentage of accounts receivable less than 30 days past due.

     Commenting on the results, Bradley J. Stinn, President and Chief Executive Officer of Friedman's, said, "Entering fiscal 1999 our goals were to improve the daily execution of our business formula and to deliver improved profitability. We believe that our financial results in fiscal 1999 demonstrate achievement of these objectives: income from operations increased 52.3%; earnings per share increased 56.9%; and, return on average equity (after-tax) increased to 8.9% from 6.1% in fiscal 1998. In addition, total debt outstanding was reduced 57.9%, from $67.0 million at September 30, 1998 to $28.2 million at September 30, 1999. Furthermore, we made significant investments during fiscal 1999 in building our management team and installing new systems that we expect to benefit us as we go forward."

     On September 15, 1999, the Crescent Jewelers restructuring transaction closed, resulting in the repayment of Friedman's $25 million investment (plus all accrued interest) and a continuing strategic relationship with Crescent. As part of this transaction, Friedman's received a 15 year warrant for 50% of Crescent's equity and, in exchange for credit enhancement related to Crescent's line of credit, a guarantee fee of 2% per annum of amounts outstanding under Crescent's line of credit.

     Mr. Stinn, who is also the Chief Executive Officer of Crescent, said, "The restructuring transaction completed in September has given Crescent the ability to restock its inventory for the current Christmas season and beyond. Crescent's merchandise in-stock positions are currently at the highest levels in several years."

     The table below presents certain financial and operating information regarding Crescent Jewelers.


                             Crescent Jewelers
                            Twelve Months Ended
                      September 30, 1999* (Unaudited)
                           (dollars in millions)

 Number of Stores                  150
 Comparable Store Sales
  Increase                         5.9%
 Total Revenue                  $138.6
 EBITDA                           10.2
 Total Operating Assets**         95.1
 Total Bank Debt                  93.0

 * This financial information was provided to Friedman's by Crescent's management and has not been independently verified by Friedman's or its accountants. Number of stores, results from operations and balance sheet data as of September 30, 1999.

 ** Consists of cash, accounts receivable (net), inventory, and fixtures and equipment (net).

     Mr. Stinn continued, "Fiscal 1999 was an important year for Friedman's as we regained positive business momentum and laid the foundation for future growth and increases in profits. Our major goals for the upcoming fiscal year are to increase sales per unit, enhance credit profitability and further improve our return on investment."

     Friedman's Inc. is a specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At November 18, 1999, Friedman's Inc. operated a total of 553 stores in 21 states, of which 344 were located in power strip centers and 209 were located in regional malls. Crescent Jewelers, Friedman's West-Coast affiliate, operates 150 stores in seven states, 95 of which are located in regional malls and 55 of which are located in power strip centers. The Company's Class A Common Stock is traded on the Nasdaq National Market (Nasdaq symbol,
FRDM).

     Some of the statements included in the press release contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the successful performance of the Company's new merchandising and retail information systems; the Company's ability to continue to improve its credit operations, including the currency of its accounts receivable; the Company's ability to identify and secure suitable locations for new stores and hire and train the additional store personnel necessary to implement its expansion plans; the economic conditions in the new areas into which the Company expands and uncertainties in the customer credit portfolios in these areas; competitive pressures from other retail jewelry operators, department stores, and discount stores; business conditions and growth in the retail jewelry industry and the general economy, including the effect, if any, of the upcoming year 2000; and other risk factors listed from time to time in the Company's SEC reports and other announcements.

                                FRIEDMAN'S INC.
                        Consolidated Income Statements
               (Dollars in thousands, except per share amounts)

                                    Three months ended      Fiscal Year Ended
                                       September 30           September 30
                                     1999         1998*      1999      1998*
                                        (Unaudited)

Revenues:
 Net merchandise
  sales                              $ 51,639   $ 44,906   $296,133  $250,538
 Finance charges
  and other                            10,904      9,179     43,077    35,636
   Total revenues                      62,543     54,085    339,210   286,174

Operating Costs and Expenses:
 Cost of goods sold
  including occupancy,
  distribution and
  buying                               30,834     26,304    158,705   132,296
 Selling, general
  and administrative                   24,935     25,772    114,762    99,050
 Special charges                          ---      1,833        ---     1,833
 Provision for
  doubtful accounts                     6,799      9,140     32,006    29,767
                                       62,568     63,049    305,473   262,946

Operating income (loss)
 before depreciation
 and amortization                         (25)    (8,964)    33,737    23,228

Depreciation and
 amortization                           1,869      1,379      6,379     5,269
Income (loss) from
 operations                            (1,894)   (10,343)    27,358    17,959

Interest expense                          381        547      1,421       874

Income (loss) before
 income taxes                          (2,275)   (10,890)    25,937    17,085
Income tax expense                     (1,265)    (4,138)     9,454     6,491
Net income (loss)                     $(1,010)  $ (6,752)  $ 16,483  $ 10,594

Diluted earnings
 (loss) per share                      ($0.07)    ($0.46)     $1.13     $0.72

Weighted average shares                14,417     14,635     14,590    14,762

Number of stores open                     531        471        531       471

 *  Restated
 Certain balances as of September 30, 1998, have been reclassified to conform to the current year financial statement presentation.

                                FRIEDMAN'S INC.
                          Consolidated Balance Sheets
          (Dollars in thousands, except per share and share amounts)


                                                      September 30
                                                    1999       1998*

    Assets
    Current Assets:
     Cash and cash equivalents                    $  1,076   $    243
     Accounts receivable, net of
      allowance for doubtful
      accounts of $10,862 and
      $10,072 at September 30,
      1999 and 1998, respectively                   97,780     85,900
     Inventories, at cost                          114,128    105,586
     Deferred income taxes                           3,629      2,193
     Other current assets                            3,791      2,924
      Total current assets                         220,404    196,846

    Equipment and
     improvements, net                              44,160     36,421
    Notes receivable
     from related party                                ---     25,000
    Tradename rights, net                            5,964      6,435
    Other receivable                                   ---      1,625
    Other assets                                     4,768      1,556
      Total assets                                $275,296   $267,883

    Liabilities and Equity
    Current Liabilities:
     Accounts payable                             $ 40,818   $ 16,757
     Accrued liabilities
      and other                                     12,196      4,224
       Total current liabilities                    53,014     20,981

    Bank debt                                       28,184     66,969
    Deferred income
     taxes and other                                 2,194      1,419

    Stockholders' Equity:
     Preferred stock, par value
      $.01, 10,000,000 shares
      authorized and none issued                       ---        ---
     Class A common stock, par
      value $.01, 25,000,000
      shares authorized,
      13,226,127 issued
      and outstanding                                  132        134
     Class B common stock, par
      value $.01, 7,000,000 shares
      authorized, 1,196,283 issued
      and outstanding                                   12         12
     Additional paid-in capital                    118,543    119,889
     Retained earnings                              74,416     58,479
     Stock purchase loans                           (1,199)       ---
       Total stockholders' equity                  191,904    178,514
       Total liabilities
        and equity                                $275,296   $267,883

 * Restated
 Certain balances as of September 30, 1998, have been reclassified to conform to the current year financial statement presentation.

 CONTACT: Joseph M. Donaghy, Vice President, Finance of Friedman's Inc., 510-874-7689